N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces 2021 Capital Investment Plans
and Production and Expense Guidance

DENVER, February 22, 2021 - Cimarex Energy Co. (NYSE: XEC) today announced its projected 2021 total capital investment (including midstream capital) of $650 - 750 million. The table below shows a breakdown of the projected capital by category:

Capital Expenditures	2021 Guidance
Drilling and Completion (D&C)	$500 - 600 million
Midstream/Saltwater Disposal (SWD)	~ $40 million
Other*	~ $110 million
Total Capital Investment	$650 - 750 million

*Capitalized overhead, production, NPL and technology

In 2021, oil production is projected to average 75 - 81 thousand barrels of oil (MBbls) per day, up two percent at the midpoint from 2020 levels. Total equivalent production is expected to average 235 - 255 thousand barrels of oil equivalent (MBOE) per day. Oil production in the first quarter of 2021 is expected to average 65 - 69 MBbls per day. First quarter total production is expected to average 205 - 225 MBOE per day. First quarter guidance includes an estimated five to seven percent negative impact on production volumes due to downtime associated with recent weather conditions in the Permian and Mid-Continent regions.

Tom Jorden, Cimarex Chairman and CEO, said, “We remain committed to a disciplined investment approach and targeting a 70-80 percent reinvestment rate. At a $35 flat WTI oil price, we expect to generate free cash flow after the dividend at the $700 million midpoint of our planned 2021 capital investment. At recent strip prices, this same plan results in a significantly lower reinvestment rate, with the potential additional free cash flow targeted toward debt reduction.” Mr. Jorden went on to say, “As we look at 2021 and beyond, Cimarex’s asset quality, cost structure, and organization positions us to generate significant returns, free cash flow and value for our owners."

Cimarex intends to invest $500 - 600 million on the drilling and completion of wells in 2021 with 73 net wells expected to begin producing during the period. Over 90 percent of the D&C capital will be invested in the Permian region with the remainder in the Mid-Continent. Permian activities will continue to focus on long lateral Wolfcamp and Bone Spring wells in Culberson and Reeves counties in Texas, and in Lea and Eddy counties in New Mexico.

Below are the net wells expected to be on production in 2021 by quarter:

	1Q21	2Q21	3Q21	4Q21	Total

Permian Basin	6	22	19	20	67
Mid-Continent	—	1	5	—	6
Total	6	23	24	20	73

Expenses for 2021 on a per unit basis are expected to fall within the following ranges:

($/BOE)
Production expense	$3.10 - $3.60
Transportation and other operating expense	2.20 - 2.50
DD&A and ARO accretion	6.00 - 7.00
General and administrative expense	0.90 - 1.10
Taxes other than income (% of oil and gas revenue)	5.5% - 6.5%

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.
This press release contains forward-looking statements, including statements regarding projected results and future events. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC, the Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a description of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company, all of which may be amplified by the COVID-19 pandemic and its unpredictable nature, including among other things: fluctuations in the price we receive for our oil, gas, and NGL production, including local market price differentials, which may be exacerbated by the demand destruction resulting from COVID-19; disruptions to the availability of workers and contractors due to illness and stay at home orders related to the COVID-19 pandemic; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities and our ability to sell oil, gas, and NGLs, which may be negatively impacted by the COVID-19 pandemic, severe weather and other risks and lead to a lack of any available markets; availability of supply chains and critical equipment and supplies; higher than expected costs and expenses, including the availability and cost of services and materials; compliance with environmental and other regulations, including new regulations that may result from the recent change in federal and state administrations and legislatures; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by the recent change in Presidential administration or legislatures; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be negatively impacted by the impact of COVID-19 restrictions on regulatory employees who process and approve permits, other approvals and rights-of-way and which may be restricted by new Presidential and Secretarial orders and regulation and legislation; reductions in the quantity of oil, gas, and NGLs sold and prices received because of decreased demand and/or curtailments in production relating to mechanical, transportation, storage, capacity, marketing, weather, the COVID-19 pandemic, or other problems; declines in the SEC PV10 value of our oil and gas properties resulting in full cost ceiling test impairments to the carrying values of our oil and gas properties; the effectiveness of our internal control over financial reporting; success of the company’s risk management activities; availability of financing and access to capital markets; estimates of proved reserves, exploitation potential, or exploration prospect size; greater than expected production decline rates; timing and amount of future production of oil, gas, and NGLs; cybersecurity threats, technology system failures and data security issues; the inability to transport, process and store oil and gas; hedging activities and the viability of our hedging counterparties, many of whom have been negatively impacted by the COVID-19 pandemic; economic and competitive conditions; lack of available insurance; cash flow and anticipated liquidity; continuing compliance with the financial covenant contained in our amended and restated credit agreement; the loss of certain federal income tax deductions; litigation; environmental liabilities; new federal regulations regarding species or habitats; exploration and development opportunities that we pursue may not result in economic, productive oil and gas properties; drilling of wells; development drilling and testing results; performance of acquired properties and newly drilled wells; ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; unexpected future capital expenditures; amount, nature, and timing of capital expenditures; proving up undeveloped acreage and maintaining production on leases; unforeseen liabilities associated with acquisitions and dispositions; establishing valuation allowances against our net deferred tax assets; potential payments for failing to meet minimum oil, gas, NGL, or water delivery or sales commitments; increased financing costs due to a significant increase in interest rates; risks associated with concentration of operations in one major geographic area; availability and cost of capital; title to properties; ability to complete property sales or other transactions; and other factors discussed in the company’s reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Investor Relations
ir@cimarex.com

www.cimarex.com